Exhibit H



                                                              October 28, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  National Fuel Gas Company ("National"),
               National Fuel Resources, Inc. ("NFR")
                File No. 70-8651

Gentlemen:

         I  am  issuing  the  following  opinion  on  behalf  of  National  Fuel
Resources,   Inc.   ("NFR")  in   connection   with   Amendment  No.  1  to  the
Application-Declaration as amended in the above file (the "filing").

         I am of the opinion that (i) National Fuel Resources, Inc. is validly organized and duly existing under the laws of the State of New York, and (ii) in the event the Proposed Transactions (as defined in the subject Application-Declaration) are consummated in accordance with the filing and with any Order of the Commission respecting the filing:

         (a) All state laws that I deem applicable to the Proposed Transactions will have been complied with;

         (b) The consummation of the Proposed Transactions will not violate the legal rights of holders of securities issued by NFR.

         With regard to the guarantee by National Fuel Gas Company of NFR's obligations associated with the Proposed Transactions, reference is hereby made to the opinion of Stryker, Tams & Dill dated October 15, 1996, given in regard to the Guarantee Order (as defined in the subject Application-Declaration), File No. 70-8251, HCAR No. 35-25922.

         I consent to the use of this opinion as part of said filing.

                                                              Very truly yours,

                                                              /s/Kyle G. Storie

                                                              Kyle G. Storie